Exhibit 23 to 2007 10-K

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Convergys Corporation of our report dated February 27, 2008, with respect to the consolidated financial statements of Convergys Corporation, included in the 2007 Annual Report to Shareholders of Convergys Corporation.

Our audits also included the financial statement schedule of Convergys Corporation. This schedule is the responsibility of Convergys’ management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 27, 2008, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-66992 pertaining to the Geneva Technology Limited Unapproved Share Option Scheme 1998,

•	Form S-8 No. 333-69633 pertaining to the Convergys Corporation Employee Stock Purchase Plan,

•	Form S-8 No. 333-86137 pertaining to the Convergys Corporation Canadian Employee Share Purchase Plan,

•	Form S-8 No. 333-96727 pertaining to the Convergys Corporation 1998 Long Term Incentive Plan,

•	Form S-8 No. 333-96729 pertaining to the Convergys Corporation Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors,

•	Form S-8 No. 333-96733 pertaining to the Convergys Corporation Retirement and Savings Plan, and

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Form S-3 No. 333-101899 pertaining to Convergys Corporation’s registration of $250 million of debt securities and related prospectus for the registration of debt securities, common shares, preferred shares and warrants to purchase (i) debt securities, (ii) common shares, or (iii) preferred shares;

of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Convergys Corporation and the effectiveness of internal control over financial reporting of Convergys Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP
Ernst & Young, LLP

Cincinnati, Ohio

February 27, 2008